Exhibit 5.2

Av. Brigadeiro Faria Lima, 4100 | São Paulo, SP 04538-132 Brazil

T: 55.11.3927.7702

tstirnberg@milbank.com

June 9, 2025

Gerdau S.A.
Av. Dra. Ruth Cardoso, 8501, 8th floor
05425-070 São Paulo, São Paulo

Brazil

Gerdau Açominas S.A.
Av. Dra. Ruth Cardoso, 8501, 8th floor
05425-070 São Paulo, São Paulo

Brazil

Gerdau Aços Longos S.A.
Av. Dra. Ruth Cardoso, 8501, 8th floor
05425-070 São Paulo, São Paulo

Brazil

Gerdau Trade Inc.
Kingston Chambers, P.O. Box 173
Road Town, Tortola

British Virgin Islands

Ladies and Gentlemen:

We have acted as United States counsel to Gerdau S.A. (“Gerdau”), Gerdau Açominas S.A. (“Gerdau Açominas”) and Gerdau Aços Longos S.A. (“Gerdau Aços Longos” and together with Gerdau and Gerdau Açominas, the “Guarantors”), each a corporation (sociedade por ações) organized under the laws of Brazil and Gerdau Trade Inc., a BVI business company incorporated under the laws of the British Virgin Islands (“Gerdau Trade” and together with Gerdau, Gerdau Açominas and Gerdau Aços Longos, the “Gerdau Companies”), in connection with the offer and sale of US$650,000,000 aggregate principal amount of 5.750% notes due 2035 (the “Notes”) issued by Gerdau Trade and unconditionally and irrevocably guaranteed by Gerdau, Gerdau Açominas and Gerdau Aços Longos (the “Guarantees”), pursuant to the terms of an indenture, dated as of June 9, 2025, among Gerdau Trade, the Guarantors and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by a first supplemental indenture, dated as of June 9, 2025 (together, the “Indenture”). The Notes, together with the Guarantees, are referred to as the “Securities.”

In rendering the opinions expressed below, we have examined certificates of public officials and certificates of officers of the Gerdau Companies, and the originals (or copies thereof, certified to our satisfaction) of such corporate documents and records of the Gerdau Companies and the Trustee, and such other documents, records and papers as we have deemed relevant in order to give the opinions hereinafter set forth, including, without limitation, the following: (i) the registration statement on Form F-3 (the “Registration Statement”), File Nos. 333-287733, 333-287733-01, 333-287733-02 and 333-287733-03, filed on June 3, 2025 by the Gerdau Companies under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “SEC”); (ii) the prospectus dated June 3, 2025; (iii) the preliminary prospectus supplement dated June 3, 2025 relating to the Securities; (iv) the prospectus supplement dated June 4, 2025 relating to the Securities; (v) the Indenture; and (vi) the underwriting agreement, dated June 4, 2025 among Gerdau Trade, the Guarantors, and BofA Securities, Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, BBVA Securities Inc., BNP Paribas Securities Corp., Banco BTG Pactual S.A. – Cayman Branch, Citigroup Global Markets Inc., Mizuho Securities USA LLC and Santander US Capital Markets LLC. The Securities, together with the Indenture, are referred to as the “Securities Documents.”

In our examination, we have assumed the genuineness of signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as electronic, facsimile, certified, conformed or photostatic copies, and the authenticity of the originals of such copies. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Gerdau Companies.

We have assumed further that each of the Gerdau Companies (1) has been duly organized and is validly existing under the law of the jurisdiction in which it was organized; (2) has the full power and authority to enter into the Securities Documents to which it is a party and to perform its obligations thereunder; and (3) will have duly authorized, executed and delivered such Securities Documents to which it is a party in accordance with the law of the jurisdiction in which it was organized.

Based upon and subject to the foregoing, and subject to the assumptions and qualifications set forth herein, and having regard to legal considerations we deem relevant, we are of the opinion that (assuming the due authentication of the Notes by the Trustee):

(1)	The Notes constitute valid and binding obligations of Gerdau Trade, enforceable against it in accordance with their terms.

(2)	The Guarantees issued under the Indenture constitute valid and binding obligations of the Guarantors, enforceable against them in accordance with their terms.

The opinions expressed above with respect to validity, binding effect and enforceability (a) are subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and, (ii) as to rights to indemnification and contribution thereunder, may be limited by federal or state securities laws or public policy relating thereto.

We express no opinion as to (i) Section 1.14 of the Indenture, to the extent that such provision purports to confer the subject matter jurisdiction of any New York state or U.S. federal court sitting in the Borough of Manhattan, The City of New York to adjudicate any controversy related to such document, (ii) the enforceability of the waiver of inconvenient forum set forth in Section 1.14 of the Indenture with respect to proceedings in any New York state or U.S. federal court sitting in the Borough of Manhattan, The City of New York insofar as a court may consider an objection that such court is an inconvenient forum and (iii) the choice of governing law to the extent that the legality, validity, binding effect or enforceability of any such provision is to be determined by any court other than a New York state or U.S. federal court sitting in the Borough of Manhattan, The City of New York and applying the law of the state of New York.

We do not express or purport to express any opinion with respect to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States. Accordingly, as to all matters governed by the laws of Brazil or the British Virgin Islands involved in our opinions and the other matters set forth above, we have relied, without independent investigation, upon the opinion of Tauil & Chequer Advogados in association with Mayer Brown LLP and of Maples and Calder, respectively, dated the date hereof, which opinions are being delivered to you concurrently herewith.

We hereby consent to the filing of this opinion with the SEC as Exhibit 5.2 to the Registration Statement and to the reference to this firm in the prospectus constituting a part of the Registration Statement and in any prospectus supplements related thereto under the heading “Legal Matters,” as applicable, as counsel for Gerdau Trade and the Guarantors who have passed on the validity of the Securities being registered pursuant to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder. We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

/s/ Milbank LLP

3